Exhibit 10.8

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of the 30th day of September, 2004 by and among BANK OF THE WEST (“Bank of the West”), as agent (in such capacity, the “Administrative Agent”) and Issuing Bank, Bank of the West and the other Lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), the Lenders, AMVAC CHEMICAL CORPORATION, a California corporation (the “Borrower”), AMERICAN VANGUARD CORPORATION, a Delaware corporation (“American Vanguard”), GEMCHEM, INC., a California corporation (“GemChem”), and 2110 DAVIE CORPORATION, a California corporation (“2110 Davie”) (American Vanguard, GemChem and 2110 Davie being the Guarantors (as such term and other capitalized terms used, but not otherwise defined, in this Agreement are defined in Paragraph 14 of this Agreement)).

RECITALS

A. Pursuant to that certain Credit Agreement dated as of March 26, 1999 by and among Sanwa Bank California, as predecessor in interest to the Administrative Agent, the lenders party thereto, the Borrower, and the Guarantors (as amended and, subsequently replaced by a Credit Agreement dated May 8, 2002 the “Existing Credit Agreement” with United California Bank, as predecessor in interest to the Administrative Agent), credit was extended to the Borrower on the terms and subject to the conditions set forth more particularly therein.

B. The parties to this Agreement desire to amend the Existing Credit Agreement and, for the convenience of the parties, rather than amend, to restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement and, as a result, credit extended under the Existing Credit Agreement will remain outstanding under this Agreement rather than being replaced.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Revolving Credit Facility.

1(a) Revolving Commitment. On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall from time to time to but not including the Revolving Loan Maturity Date, make revolving loans (the “Revolving Loans” or a “Revolving Loan”), pro rata in accordance with their respective Percentage Shares, in an aggregate outstanding amount not to exceed the Aggregate Revolving Commitments; provided, however, that, after giving effect to any Revolving Loan, (i) the aggregate principal amount of Revolving Loans outstanding plus all L/C Obligations outstanding shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Revolving Loans of any Lender plus such Lender’s Percentage Share of L/C Obligations outstanding shall not exceed such Lender’s Revolving Commitment.

1(b) Principal Repayment. On the terms and subject to the conditions set forth herein, the Borrower shall pay the principal amount of each Revolving Loan outstanding on the Revolving Loan Maturity Date. Principal amounts prepaid hereunder may be reborrowed on the terms and subject to the conditions set forth in Paragraph 7(b) below, it being expressly acknowledged and agreed that the credit facility provided under this Paragraph 1 is a revolving facility.

2. Term Loans.

2(a) Initial Term Loans. On the terms and subject to the conditions set forth herein, the Lenders severally agree that on the Closing Date they shall advance, in a single disbursement, their respective Percentage Shares of initial term loans (the “Initial Term Loans”) in an aggregate amount, as requested by the Borrower, not to exceed $20,000,000. Once repaid, no portion of an Initial Term Loan may be reborrowed.

2(b) Delayed Draw Loans. On the terms and subject to the conditions set forth herein, so long as such date occurs on or before the Delayed Draw Availability Expiration Date, the Lenders severally agree to make delayed draw term loans (the “Delayed Draw Loans” and, collectively, with the Initial Term Loans, the “Term Loans”) in accordance with their respective Percentage Shares, in an aggregate principal amount not to exceed the Aggregate Delayed Draw Commitment; provided, however, that, after giving effect to any Delayed Draw Loan, (i) the aggregate principal amount of Delayed Draw Loans made shall not exceed the Aggregate Delayed Draw Commitments and (ii) the aggregate of Delayed Draw Loans made by any Lender shall not exceed such Lender’s Delayed Draw Commitment. Once repaid, no portion of the Delayed Draw Term Loans may be reborrowed.

2(c) Payment of Principal. On the terms and subject to the conditions set forth herein, the principal amount of the Term Loans shall be payable (1) on the last day of each February, May, August and November after the date disbursed (commencing on November 30, 2004 in respect of the Initial Term Loans) in an amount equal to the original principal amount of such Term Loan divided by twenty (20) and (2) one final installment in the amount necessary to repay the remaining outstanding principal balance of the Term Loans in full on the Term Loan Maturity Date.

3. Letter of Credit Facility.

3(a) The Letter of Credit Commitment.

(1) Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Paragraph 3 (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the Issuing Bank shall not be obligated to issue, modify or extend any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if (x) the aggregate principal amount of Revolving Loans outstanding plus all L/C Obligations outstanding would exceed the lesser of the Aggregate Revolving Commitments or (y) the outstanding amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(2) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii) The expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, and Issuing Bank agrees that it shall not issue any such Letter of Credit unless all the Lenders have approved such expiry date;

(iii) The issuance of such Letter of Credit would violate one or more reasonable and customary policies of the Issuing Bank; or

(iv) Such Letter of Credit is in an initial amount less than $10,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit, or is to be used for a purpose other than the financing of working capital or general corporate purposes or denominated in a currency other than dollars.

(3) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

3(b) Procedures for Issuance and Amendment of Letters of Credit.

(1) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (Pacific time) at least two Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require.

(2) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s reasonable and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage Share times the amount of such Letter of Credit.

(3) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

3(c) Drawings and Reimbursements; Funding of Participations.

(1) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (Pacific time) on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”) or, if the Borrower receives notice of the drawing pursuant to the preceding sentence after such time, then not later than 11:00 a.m. (Pacific time) on the next Business Day after the Honor Date, the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Percentage Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in this Agreement, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Paragraph 7(b) below (other than the delivery of a Loan Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Paragraph 3(c)(1) may be given by telephone if immediately confirmed in writing in accordance with Paragraph 13(e)(1) below; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(2) Each Lender (including the Lender acting as Issuing Bank) shall upon any notice pursuant to Paragraph 3(c)(1) make funds available to the Administrative Agent for the account of the Issuing Bank at the Contact Office in an amount equal to its Percentage Share of the Unreimbursed Amount not later than 1:00 p.m. (Pacific time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Paragraph 3(c)(3), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(3) With respect to any Unreimbursed Amount that is not fully refinanced on the Honor Date by Revolving Loans because the conditions set forth in Paragraph 7(b) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Paragraph 3.

(4) Until each Lender funds its Percentage Share of the Revolving Loans or L/C Advance pursuant to this Paragraph 3(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage Share of such amount shall be solely for the account of the Issuing Bank.

(5) Each Lender’s obligation to make advances or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Paragraph 3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make advances pursuant to this Paragraph 3 is subject to the conditions set forth in Paragraph 7(b) (other than delivery by the Borrower of a Loan Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(6) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Paragraph 3 by the time specified herein, the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this subparagraph (6) shall be conclusive absent manifest error.

3(d) Repayment of Participations.

(1) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with this Paragraph 3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Percentage Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(2) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to this Paragraph 3 is required to be returned (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Percentage Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

3(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(1) Any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(2) The existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(3) Any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(4) Any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief law; or

(5) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank.

3(f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent or any of the Administrative Agent’s Affiliates, officers or directors nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or in equity under any other agreement or based on any other grounds. None of the Issuing Bank, Administrative Agent, the Administrative Agent’s Affiliates nor any of the respective correspondents, participants or assignees of the Issuing Bank (collectively, the “Issuing Bank Parties”), shall be liable or responsible for any of the matters described in subparagraphs (1) through (5) of Paragraph 3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have claims against the Issuing Bank Parties, and the Issuing Bank Parties may be liable to the Borrower, to the extent such claims arise from any Issuing Bank Party’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations (in an amount equal to such outstanding amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of the West.

3(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

3(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit fees for standby Letters of Credit shall be computed on a monthly basis in arrears and shall be due and payable on the last Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.

3(j) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit calculated at the rate set forth in any letter agreement between the Borrower and the Administrative Agent referencing this Agreement. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

3(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

4. Pricing Provisions; Requests for Loans; Prepayment.

4(a) Calculation and Payment of Interest.

(1) The Borrower shall pay interest on Loans outstanding hereunder from the date disbursed to but not including the date of payment, at a rate per annum equal to, at the option of and as selected by the Borrower from time to time (subject to the other provisions of Paragraph 4 below): (1) the Prime Rate plus the Applicable Rate in effect from time to time during the applicable calculation period or (2) Adjusted LIBOR for the relevant Interest Period plus the Applicable Rate; provided, however, that (i) if the Borrower shall fail to elect to have a Loan bear interest as a LIBOR Loan, such Loan shall be a Prime Rate Loan; (ii) the Borrower may not elect to have a Loan bear interest as a LIBOR Loan so long as a Potential Default or Event of Default has occurred and is continuing and (iii) at the election of the Administrative Agent, upon the occurrence of a Potential Default or an Event of Default, all LIBOR Loans then outstanding shall immediately be converted to Prime Rate Loans.

(2) Interest accruing on Prime Rate Loans outstanding hereunder shall be payable quarterly, in arrears, on the last day of each March, June, September and December, on the date paid and on the maturity date of such Loan in the amount of interest that accrued and unpaid. Interest accruing on LIBOR Loans shall be payable on the last day of the Interest Period relating thereto; provided that, with respect to each LIBOR Loan with an Interest Period longer than three months, interest shall be payable on the last day of each three month period after the commencement of such Interest Period and on the last day of such Interest Period.

4(b) Funding of Loans; Conversion Options, Etc.

(1) Funding of Loans. Subject to the other terms and subject to the conditions set forth in this Agreement, until the Revolving Maturity Date, the Borrower, from time to time, may request Revolving Loans and, until the Delayed Draw Availability Expiration Date, may request Delayed Draw Loans, by giving the Administrative Agent irrevocable written notice of such request no later than: (i) in the case of a LIBOR Loan, 9:00 a.m. (Pacific time) on the third LIBOR Business Day preceding the proposed funding date for such Loans, and (iii) in the case of a Prime Rate Loan, 9:00 a.m. (Pacific time) on the requested funding date for such Loans. The principal amount of each LIBOR Loan shall be in the minimum amount of $1,000,000 and in increments of $100,000 in excess thereof. No more than eight (8) LIBOR Loans with different Interest Periods shall be outstanding at any one time hereunder. The principal amount of each other Loan shall be in the minimum amount of $500,000 and in increments of $100,000 in excess thereof.

(2) Conversion of Loans. The Borrower may elect from time to time to convert Loans outstanding: (i) as LIBOR Loans to Prime Rate Loans by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Pacific time) on the last day of the Interest Period for such LIBOR Loan or (ii) as Prime Rate Loans to LIBOR Loans by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Pacific time) on the third LIBOR Business Day preceding the proposed conversion date; provided, that, no more than eight (8) Interest Periods may be in effect at any one time; provided further that in the case of conversion of Prime Rate Loans to LIBOR Loans, the principal amount shall be in the minimum amount of $1,000,000 and in increments of $100,000 in excess thereof; provided, finally, that in the case of conversion to Prime Rate Loans, the principal amount of each such Loan shall be in a minimum amount of $500,000 and in increments of $100,000 in excess thereof. Any conversion of LIBOR Loans may only be made on the last day of the applicable Interest Period. No Prime Rate Loan may be converted into a LIBOR Loan if an Event of Default or Potential Default has occurred and is continuing at the requested conversion date. All or any part of outstanding Loans may be converted as provided herein, provided that partial conversions shall be in an amount not less than the amount required pursuant to the second sentence of this subparagraph (2).

(3) Continuation of LIBOR Loans. The Borrower may elect from time to time to have any LIBOR Loan continued as such upon the expiration of the Interest Period applicable thereto by giving the Administrative Agent irrevocable notice of such election no later than 9:00 a.m. (Pacific time) on the third LIBOR Business Day preceding the last day of such Interest Period; provided, however, that no LIBOR Loan may be continued as such when any Event of Default or Potential Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto. The Administrative Agent shall notify the Borrower promptly that any such automatic conversion will occur. If the Borrower shall fail to give notice of its election to continue a LIBOR Loan as such as provided above, the Borrower shall be deemed to have elected to convert the affected LIBOR Loan to a Prime Rate Loan on the last day of the applicable Interest Period.

(4) Loan Requests. Each request for the funding, continuation or conversion of a Loan shall be evidenced by the timely delivery by the Borrower to the Administrative Agent of a duly executed Loan Request or Continuation or Conversion Request, as the case may be (which delivery may be by facsimile transmission). Upon receipt of a Loan Request for the funding of a Loan, the Administrative Agent shall promptly notify each Lender of such Lender’s Percentage Share thereof and whether a Revolving or Delayed Draw Loan has been requested as a LIBOR Loan or Prime Rate Loan. No later than 1:00 p.m. (Pacific time), each Lender shall make its Percentage Share of such Loan available to the Administrative Agent, in same-day funds, on the funding date at the Contact Office of the Administrative Agent, ABA #121100782 for the Administrative Agent’s Account #239855332 such other account as the Administrative Agent shall designate. The failure of any Lender to deliver to the Administrative Agent its Percentage Share of a proposed Loan shall not relieve any other Lender of its obligation hereunder to advance its Percentage Share thereof, but no Lender shall be responsible for the failure of any other Lender to make any such advance. Nothing contained herein shall be deemed to constitute a waiver by the Borrower of any rights, powers and remedies that it may have against any Lender for failure of such Lender to fund its Percentage Share of Loans as required by the Loan Documents.

(5) Funding by Lenders, etc. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subparagraph (4) above and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Prime Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(6) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(7) Place of Funding. Each Lender shall be entitled to fund all or any portion of its Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, in the London inter-bank market and within the United States.

4(c) Prepayment premium; Illegality; Requirements of Law.

(1) Prepayment Premium. In addition to all other payment obligations hereunder, in the event: (1) any Loan which is outstanding as a LIBOR Loan is prepaid prior to the last day of the applicable Interest Period or (2) the Borrower shall fail to borrow, continue or to make a conversion to a LIBOR Loan after the Borrower has given notice thereof as provided in Paragraph 4(b) above, then the Borrower shall immediately pay to the Lenders holding the Loans prepaid or not made, continued or converted, through the Administrative Agent, an additional premium sum compensating each Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow, continue or convert. The Borrower acknowledges that such losses, costs and expenses are difficult to quantify and that, in the case of the prepayment of or failure to continue or convert to a LIBOR Loan, the following formula represents a fair and reasonable estimate of such losses, costs and expenses:

(2) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Agreement: (1) the commitment of such Lender hereunder to make or to continue LIBOR Loans or to convert Prime Rate Loans to LIBOR Loans shall forthwith be canceled and (2) such Lender’s Percentage Share of Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law. In the event of a conversion of any such Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Paragraph 4(d)(1) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loans and all other amounts payable hereunder.

4(d) Increased Costs Generally. If any Change in Law shall:

(1) Impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR) or the Issuing Bank;

(2) Subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Paragraph 4(g) below and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(3) Impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein; and

(4) The result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

4(e) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

4(f) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank, as the case may be, as specified in Paragraphs 4(d) or 4(e) above, together with the calculations thereof in reasonable detail, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Paragraphs 4(d) or 4(e) shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to such Paragraphs for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

4(g) Taxes.

(1) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2) Payment of Other Taxes by the Borrower. Without limiting the provisions of subparagraph (1) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Paragraph) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(4) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(6) Foreign Lenders. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(7) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Paragraph, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Paragraph with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4(h) Mitigation Obligations, Replacement of Lenders.

(1) Designation of a Different Lending Office. If any Lender requests compensation under Paragraph 4(f), or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Paragraph 4(g), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Paragraphs 4(f) or 4(g), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2) Replacement of Lenders. If any Lender requests compensation under Paragraph 4(f), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Paragraph 4(g), or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Paragraph 13(g)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Paragraph 13(g); (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Paragraph 4(f) or payments required to be made pursuant to Paragraph 4(g), such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4(i) Commitment and Certain Other Fees.

(1) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share of the Aggregate Revolving Commitments and the Aggregate Delayed Draw Commitments unused commitment fees equal to (i) the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of the outstanding Revolving Loans and outstanding L/C Obligations in respect of standby Letters of Credit plus (ii) the Applicable Rate times the actual daily amount by which the Aggregate Delayed Draw Commitments exceed the sum of the Delayed Draw Loans outstanding. The unused commitment fees shall accrue at all times, including at any time during which one or more conditions in Paragraph 7 below is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on Delayed Draw Availability Expiration Date (in the case of fees calculated on the Aggregate Delayed Draw Commitments) and on the Revolving Loan Maturity Date (in the case of fees calculated on the delayed Aggregate Delayed Draw Commitments). The unused commitment fee shall be calculated quarterly in arrears and, if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(2) The Borrower shall pay to the Administrative Agent such fees as shall be set forth in a fee letter from time to time by the Borrower and the Administrative Agent with reference to this Agreement.

4(j) Default Interest. Notwithstanding anything to the contrary contained herein, on any date that there shall have occurred and be continuing an Event of Default, any and all Obligations outstanding shall bear interest at a per annum rate equal to three percent (3%) in excess of the Prime Rate (the “Default Rate”).

4(k) Computations. All computations of interest and fees payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed. Except as otherwise provided in the definition of “Interest Period,” any payment due on a day that is not a Business Day shall be due and payable on the next succeeding Business Day and accrue interest and fees until paid.

5. Miscellaneous Provisions.

5(a) Open Book Account. The Loans and L/C Borrowings of each Lender shall be evidenced by, and the obligation of the Borrower to make payments in respect thereof and other amounts payable hereunder, shall be evidenced by a notation on the books and records of the Administrative Agent and each Lender. Unless the Borrower delivers written notice to the Administrative Agent within 30 days after the Administrative Agent sends written notice to the Borrower of the contents of its or a Lender’s accounts or records, the contents thereof shall be conclusive absent manifest error of the amount of each Loan or L/C Borrowing of the Lenders to the Borrower and the interest and payments thereon. The failure of the Administrative Agent or any Lender to make any such notation shall not affect in any manner or to any extent the Borrower’s Obligations hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a note which shall evidence such Lender’s Loans. In addition to the accounts and records referenced in this Paragraph 5(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the sales and purchases of participations in Letters of Credit. In the event of any conflict between such accounts and records maintained by the Administrative Agent and by any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

5(b) Nature and Place of Payments. All payments made on account of the Obligations shall be made by the Borrower to the Administrative Agent for the account of the Lenders or the Administrative Agent, as applicable, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 12:00 noon (Pacific time) on the day of payment, it being expressly agreed and understood that if a payment is received after 12:00 noon (Pacific time) by the Administrative Agent, such payment will be considered to have been made by the Borrower on the next succeeding Business Day and interest thereon shall be payable by the Borrower at the then applicable rate during such extension. All such payments on account of the Obligations shall be made (and such Directions for Payment shall be delivered) to the Administrative Agent through its Contact Office, and payments shall be applied in accordance with the directions of the Borrower (unless a Potential Default or Event of Default has occurred and is continuing). If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

5(c) Late Payment Fee. If any payment of principal or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to two percent (2%) of such past due payment may be assessed and shall be paid immediately.

5(d) Mandatory Prepayment of Principal.

(1) On receipt of Net Cash Proceeds of any Equity Offering, the Borrower shall prepay the Loans in an amount equal to 50% of such Net Cash Proceeds. Any such prepayment shall be applied to the Term Loans in payment of the required monthly installments of principal in the inverse order of maturity, and after the Term Loans have been repaid in full, shall next be applied to the Revolving Loans. In addition, the Borrower shall make a mandatory prepayment on account of Revolving Loans outstanding on any date upon which the aggregate amount of outstanding Revolving Loans, Outstanding Letters of Credit and unrepaid L/C Borrowings exceeds the Aggregate Revolving Commitments on such date, said mandatory prepayment to be in the amount of such excess.

(2) From time to time, the Borrower shall (i) immediately repay Revolving Loans or, if all Revolving Loans have been repaid, Cash Collateralize Letters of Credit in the amount by which the aggregate principal amount of Revolving Loans outstanding plus all L/C Obligations is greater than the Aggregate Revolving Commitments and (ii) immediately prepay Delayed Draw Loans in the amount by which the aggregate principal amount of Delayed Draw Loans outstanding is greater than the Aggregate Delayed Draw Commitments.

(3) Each mandatory prepayment under this Paragraph 5(d) as well as any other prepayment of LIBOR Loans made prior to the last day of the relevant Interest Period shall be accompanied by a prepayment premium calculated as set forth in Paragraph 4(c) above as well as any other amounts payable under this Agreement in connection with such payment.

5(e) Prepayments and Reduction of Aggregate Revolving Commitments.

(1) The Borrower may prepay (i) Prime Rate Loans in whole or in part at any time and (ii) LIBOR Loans in whole or in part (provided that the amount of each LIBOR Loan remaining after giving effect to such prepayment is not less than $1,000,000 and increments of $100,000 in excess thereof) on the last day of the Interest Period therefor. If notwithstanding anything herein to the contrary, LIBOR Loans are prepaid prior to the last day of their Interest Period, such LIBOR Loans shall be accompanied by a prepayment premium calculated as set forth in Paragraph 4(c) above. Loans that are Prime Rate Loans may be prepaid in whole or in part at any time without prepayment penalty. Each prepayment of LIBOR Loans that are Revolving Loans shall be in a minimum principal amount of $1,000,000 and in increments of $100,000 in excess thereof. Each prepayment of Prime Rate Loans that are Revolving Loans and each prepayment of any Term Loans shall be in an amount not less than $100,000 and $100,000 increments in excess thereof. Once repaid, the Term Loans may not be reborrowed. Each prepayment of Term Loans shall be applied to the most remote installment payable on the Term Loans.

(2) At least one Business Day prior to any proposed prepayment of Term Loans, the Borrower shall give notice to the Administrative Agent (which notice may be given telephonically and confirmed by facsimile transmission) of the date, amount of the proposed payment and whether such prepayment is to be applied to Prime Rate Loans or LIBOR Loans.

(3) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments or from time to time permanently reduce the Aggregate Revolving Commitments or the Aggregate Delayed Draw Commitments; provided that (i) such notice shall be received by the Administrative Agent not later than 11:00 a.m. (Pacific time) ten (10) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or whole increments of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate principal amount of Revolving Loans outstanding plus all L/C Obligations outstanding exceeds the Aggregate Revolving Commitments as so reduced and (iv) if after giving effect to any such termination or reduction, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall automatically be reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice, and any such reduction shall be applied to the Percentage Shares of the Lenders on a pro rata basis, and concurrently with any such reduction, the Revolving Commitment and Delayed Draw Commitment of each Lender shall be reduced accordingly.

(4) The Borrower shall pay in connection with any prepayment hereunder all interest accrued but unpaid on Loans to which such prepayment is applied, and any additional amounts, as may be required to be paid under the other provisions of this Agreement concurrently with payment to the Administrative Agent of any principal amounts.

5(f) Allocation of Payments Received. Except as provided in Paragraphs 5(d) and (e) above or as otherwise expressly provided herein, prior to the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Loans shall be applied against Loans in such order as the Borrower may direct in writing, subject to the requirement that disbursements to the Lenders shall be in accordance with their respective Percentage Shares. Such amounts shall be disbursed by the Administrative Agent to the Lenders pro rata in accordance with their respective Percentage Shares by wire transfer on the date of receipt if received by the Administrative Agent before 12:00 noon (Los Angeles time) or if received later, by 12:00 noon (Los Angeles time) on the next succeeding Business Day, without further interest payable by the Administrative Agent. Following the occurrence of an Event of Default and acceleration of the

Obligations, all amounts received by the Administrative Agent on account of the Secured Obligations shall be disbursed by the Administrative Agent as follows:

(1) First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and enforcement of its rights and the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys’ fees (including all allocated costs of internal counsel), court costs and foreclosure expenses;

(2) Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until all outstanding Loans and L/C Obligations have been paid in full; in such order as the Administrative Agent and the Lenders shall determine;

(3) Then, ratably to the Secured Parties until all other outstanding Secured Obligations have been paid in full, in such order as the Administrative Agent and such Secured Parties shall agree;

(4) Then, to such Persons as may be legally entitled thereto.

5(g) Telephonic/Facsimile Communications. Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be an authorized Person, and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice, other than actions or inactions constituting gross negligence or willful misconduct on the part of the Administrative Agent and the Lenders. The obligation of the Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

5(h) Increase in Commitments.

(1) Request for Increase. Provided there exists no Event of Default or Potential Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, at any time on or prior to the fourth anniversary of the Closing Date, request an increase in the Delayed Draw Commitments by an amount not to exceed $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(2) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(3) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(4) Effective Date and Allocations. If the Aggregate Delayed Draw Commitments are increased in accordance with this Paragraph, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(5) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and each Guarantor dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of each such Person (i) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Paragraph 8 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Paragraph 5(h), the representations and warranties contained in Paragraph 8 shall be deemed to refer to the most recent statements furnished pursuant to subparagraphs (1) and (2) of Paragraph 9(a), and (B) no Event of Default or Potential Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Paragraph 4(c)) to the extent necessary to keep the outstanding Loans ratable with any revised Percentage Shares arising from any nonratable increase in the Commitments under this Paragraph 5(h).

(6) Conflicting Provisions. This Paragraph shall supersede any provisions in Paragraphs 4 above or 13(q) below.

5(i) Use of Proceeds. The proceeds of (1) the initial Loans hereunder shall be applied to refinance outstanding obligations of the Borrower under the Existing Credit Agreement, (2) subsequent Revolving Loans shall be used for general corporate purposes and (3) Delayed Draw Loans shall be used to finance Permitted Acquisitions.

6. Collateral Security; Guaranties; Additional Documents.

6(a) Initial Security Documents and Guaranties. Pursuant to the Existing Credit Agreement, the Borrower and its Subsidiaries delivered those Security Documents and other Loan Documents (as such terms are defined in the Existing Credit Agreement), including, without limitation, the Borrower Security Agreement appearing as Exhibit A to this Agreement (the “Initial Security Agreement”), the Guarantor Security Agreement appearing as Exhibit B to this Agreement (the “Initial Guarantor Security Agreement”), the Subsidiary Guaranty appearing as Exhibit C to this Agreement (the “Initial Guaranty”), and the other documents described on Schedule 6(a) to this Agreement (collectively with the Borrower Security Agreement, the Initial Guarantor Security Agreement, the Initial Guaranty and the other Loan Documents executed in connection with the Existing Credit Agreement, the “Initial Security Documents”). The Borrower and each such Guarantor (i) agrees that all references in the Initial Security Documents to the Existing Credit Agreement and the Obligations and the Agent thereunder shall be construed as references to the Existing Credit Agreement as amended and restated by this Agreement and to the Secured Obligations and Administrative Agent, respectively, (ii) ratifies and reaffirms each such document as though executed and delivered as of the date of this Agreement, (iii) represents and warrants to the Administrative Agent and each of the Lenders that each such Initial Security Document and Initial Subsidiary Guaranty remain in full force and effect as of the date of this Agreement and (iv) except as otherwise permitted in this Agreement and the other Loan Documents, the Initial Security Documents give to the Administrative Agent for the benefit of the Secured Parties a first priority perfected security interest in all Collateral in which a security interest can be perfected under the California Uniform Commercial Code and such other Collateral as shall be described therein. The Initial Security Documents and such other collateral documents as shall be delivered from time to time pursuant to this Agreement or any other Loan Documents are referred to as “Security Documents”.

6(b) Additional Documents. The Borrower agrees to execute and deliver or cause to be executed and delivered:

(1) Promptly after a Person becomes a Subsidiary of American Vanguard (other than an Immaterial Subsidiary), cause such Person to become a party to this Agreement by executing a joinder substantially in the form of Exhibit D to this Agreement and to execute and deliver to the Administrative Agent, a Guaranty, a Guarantor Security Agreement, together with such landlord waivers, bailee agreements and supplemental security agreements as shall be required thereby pursuant to which the Administrative Agent shall be granted a first priority perfected security interest in the Collateral of such Guarantor for the ratable benefit of the Secured Parties, together with copies of the Organization Documents and good standing certificates of such Person and resolutions or other authorizing documents authorizing the execution and delivery of such agreements and documents.

(2) Within ninety (90) days after the Borrower or a Guarantor leases new space or agrees to warehouse goods with a bailee, landlord waiver agreements and bailee letters in form and substance satisfactory to the Administrative Agent.

(3) Any and all further documents, financing statements, agreements and instruments and take all further action (including filing Uniform Commercial Code and other financing statements, opinions, mortgages and deeds of trust) that may be required under applicable law or that the Required Lenders or the Administrative Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interest created or intended to be created by the Security Documents.

(4) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the case of Equity Interests in any Foreign Subsidiary (including, without limitation, any Material Foreign Subsidiary) that is a “controlled foreign corporation” under Section 957 of the Code, the Collateral shall include not more than 65% of the issued and outstanding Equity Interests in such Foreign Subsidiary.

7. Conditions Precedent.

7(a) First Credit Event. As conditions precedent to the funding of the initial Loan or issuance of Letters of Credit hereunder:

(1) The Borrower shall have delivered or shall have had delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, each of the following (with sufficient copies for each of the Lenders):

(i) A duly executed copy of this Agreement;

(ii) Such credit applications, financial statements, authorizations and such information concerning the Borrower and its business, operations and condition (financial and otherwise) as the Administrative Agent may reasonably request;

(iii) A certificate of an Authorized Officer of the Borrower and each Guarantor certifying (a) the names and true signatures of the officers of such party authorized to sign the Loan Documents to which it is a party; (b) the authenticity and completeness of the Organization Documents and resolutions of such party attached thereto, (c) that the attached good standing certificate(s) of such party attached thereto has been issued by the appropriate Governmental Authority, and (d) no event has occurred that would be a Potential Default or Event of Default under this Agreement;

(iv) A Compliance Certificate, duly executed by an Authorized Officer;

(v) An opinion of counsel to the Borrower and the Guarantors substantially in the form delivered with respect to the Existing Credit Agreement;

(vi) Evidence that the Borrower has executed one or more interest rate swap agreements that are Permitted Hedges effective for a period of not less than three (3) years from the Closing Date in a notional amount not less than one-half of the Term Loans outstanding as of the Closing Date;

(vii) Evidence satisfactory to the Administrative Agent that all fees, costs and expenses payable on or before the Closing Date have been, or will on the Closing Date be, paid in full.

(viii) Loss payee endorsements, additional insured certificates and other certificates of insurance acceptable to the Administrative Agent evidencing the insurance required to be maintained by the Borrower and the Guarantors pursuant to this Agreement.

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

7(b) Ongoing Credit Events. As conditions precedent to each Lender’s obligation to advance its Percentage Share of any Loan, including the initial loan and including the conversion of any Loan to another type of Loan or the continuation of any LIBOR Loan after the end of its applicable Interest Period, or to issue Letters of Credit at and as of the date of such advance, conversion, continuation or issuance:

(1) The Borrower shall have delivered to the Administrative Agent and, in the case of a Letter of Credit, the Issuing Bank, a Loan Request (or, in the case of a Letter of Credit, a Letter of Credit Application) and such other documents as shall be required under this Agreement;

(2) The representations and warranties of the Borrower contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such advance, conversion or continuance;

(3) There shall not have occurred an Event of Default or Potential Default;

(4) Following the making of such Loan or the issuance of such Letter of Credit, the aggregate amount of Loans and Letters of Credit outstanding under this Agreement will not exceed the amounts otherwise permitted hereunder; and

(5) No event shall have occurred that could reasonably be expected to have a Material Adverse Effect.

By delivering a Loan Request to the Administrative Agent hereunder, the Borrower shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(2) through (b)(5) above.

8. Representations and Warranties of the Borrower.

As an inducement to the Administrative Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit as provided herein, the Borrower and each Guarantor represents and warrants to the Administrative Agent and each Lender that:

8(a) Financial Condition. The financial statements, dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly in accordance with GAAP the financial condition of American Vanguard and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and cash flows for the fiscal periods then ended.

8(b) No Change. Since the Statement Date, no event, to the Borrower’s or any Guarantor’s knowledge, has occurred that could have a Material Adverse Effect. Since the Statement Date, neither American Vanguard nor the Borrower has entered into, incurred or assumed any material long-term debt, mortgages, leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property not previously disclosed to the Administrative Agent.

8(c) Corporate Existence; Compliance with Law. The Borrower and each Guarantor: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the state of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a Material Adverse Effect, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance, in all material respects, with all Requirements of Law and Contractual Obligations.

8(d) Corporate Power; Authorization; Enforceable Obligations. The Borrower and each Guarantor has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents have been duly executed and delivered on behalf of the Borrower and the Guarantors and constitute legal, valid and binding obligations of such Persons enforceable against them in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

8(e) No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate, in any material respect, any Requirement of Law or any Contractual Obligation of the Borrower or any Guarantor or create or result in the creation of any Lien on any assets of the Borrower or any Guarantor other than in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents.

8(f) No Material Litigation. Except as disclosed in the most recent Form 10-K, Form 10-Q or Form 8-K filed by American Vanguard with the Securities and Exchange Commission, there is no material litigation, investigation or proceeding (including, without limitation, Environmental Claims) of or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened by or against American Vanguard or any of its Subsidiaries or against any of such parties’ properties or revenues.

8(g) Taxes. American Vanguard and each of its Subsidiaries have filed or caused to be filed all tax returns, or timely extensions, that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which American Vanguard or applicable Subsidiary has established adequate reserves in conformity with GAAP.

8(h) Investment Company Act. Neither American Vanguard nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8(i) Subsidiaries. Attached hereto as Exhibit E is an accurate and complete list of all presently existing Subsidiaries of American Vanguard (other than Immaterial Subsidiaries that are not Material Foreign Subsidiaries), their respective jurisdictions of incorporation and qualifications and the percentage of their capital stock owned by American Vanguard, the Borrower or other Subsidiaries of American Vanguard. All of the issued and outstanding shares of capital stock of the Borrower and each such Subsidiary have been duly authorized and issued and are fully paid and non-assessable.

8(j) Federal Reserve Board Regulations. Neither American Vanguard nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan issued hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

8(k) ERISA. (1) No Prohibited Transactions, Accumulated Funding Deficiencies, withdrawals from Multiemployer Plans or Reportable Events have occurred with respect to any Plans or Multiemployer Plans that, in the aggregate, could subject American Vanguard or any of its Subsidiaries to any tax, penalty or other liability where such tax, penalty or liability is not covered in full, for the benefit of the Borrower, American Vanguard or any of its other Subsidiaries, as applicable, by insurance; (2) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated under Section 4041 of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Plan, and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (3) the present value of all benefit liabilities (as defined in section 4001(a)(16) of ERISA) under all Plans (based on the actuarial assumptions used to fund the Plans) does not exceed the assets of the Plans; and (4) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the use of the proceeds of the Loans will not involve any Prohibited Transactions.

8(l) Assets. Each of American Vanguard, the Borrower and their respective Subsidiaries has good and marketable title to all property and assets reflected in the financial statements referred to in Paragraph 8(a) above, except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof and except for property and assets specifically pledged as collateral for Capital Lease Obligations. Neither the Borrower nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which American Vanguard, the Borrower or any of their respective Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in Paragraph 8(a) above or as permitted under Paragraph 10(a) below.

8(m) Securities Acts. Neither American Vanguard nor any of its Subsidiaries has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. Neither American Vanguard nor any of its Subsidiaries is required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of this Agreement.

8(n) Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority is required on the part of American Vanguard or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

8(o) Hazardous Materials. To the best of its knowledge, the operations of American Vanguard and each of its Subsidiaries comply substantially, and during the term of this Agreement will at all times comply substantially, in all respects with all applicable Environmental Laws; American Vanguard and each of its Subsidiaries has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law (“Environmental Permits”) and necessary for its ordinary operations, all such Environmental Permits are in good standing, and American Vanguard and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits; neither American Vanguard nor any of its Subsidiaries nor any of their respective present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of American Vanguard or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition (i) neither American Vanguard nor any of its Subsidiaries has or maintains any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (ii) each of American Vanguard and its Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Law.

8(p) Security Documents. The Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when duly recorded or filed, the Liens granted under the Security Documents shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, subject to the effect of applicable bankruptcy and similar laws affecting the rights of creditors generally and the effect of equitable principles which applied in an action at law or a suit at equity.

8(q) Solvency. American Vanguard and each of its Subsidiaries is Solvent after giving effect to each of the Loan Documents.

9. Affirmative Covenants. The Borrower and each Guarantor hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid or any Lender has any obligation to advance its Percentage Share of Loans or issue Letters of Credit hereunder, it shall, and shall cause each of its Subsidiaries, to:

9(a) Financial Statements; SEC Reports. Furnish or cause to be furnished to the Administrative Agent and to each of the Lenders directly:

(1) Within ninety (90) days after the last day of each fiscal year of American Vanguard, Form 10K as filed by American Vanguard with the Securities and Exchange Commission for such year together with consolidated statements of income, stockholders’ equity and statements of cash flows of American Vanguard and its Subsidiaries for such year and the related balance sheets of American Vanguard and its Subsidiaries as of the end of such fiscal year presented fairly in accordance with GAAP and accompanied by an unqualified report of a firm of independent certified public accountants acceptable to the Administrative Agent and, upon issuance, a copy of any management letter issued in connection therewith by such certified public accountants;

(2) Within forty-five (45) days after the end of each of the first three fiscal quarters of American Vanguard (and within ninety (90) days after the last fiscal quarter in each fiscal year) consolidated and consolidating statements of income, stockholders’ equity and cash flows for American Vanguard and its Subsidiaries for the period just ended together with the related balance sheet of American Vanguard and its Subsidiaries as of the end of such period prepared by American Vanguard, together with a certificate of the chief financial officer of American Vanguard stating to the best of his (her)knowledge and belief that such financial statements are presented in accordance with GAAP, subject to normal year end adjustments;

(3) Within forty-five (45) days after the end of each fiscal quarter except for fiscal quarters ending in December, the Form 10-Q of American Vanguard as filed with the Securities and Exchange Commission,

(4) Within one hundred and twenty (120) days after the end of each fiscal year, a company-prepared budget for the then current year in form and detail satisfactory to the Administrative Agent.

(5) Concurrently with the delivery of the financial statements referred to in subparagraphs (1) and (2) above, a Compliance Certificate of the chief financial officer of the Borrower, demonstrating in detail satisfactory to the Administrative Agent the Borrower’s compliance with the financial covenants set forth in Paragraphs 10(h) and 10(i) below at and as of the date of such financial statements.

9(b) Reports; Other Information. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly:

(1) Within sixty (60) days after the last day of each fiscal quarter of American Vanguard, an accounts receivable and accounts payable aging report of American Vanguard and its Subsidiaries as of the last day of such fiscal quarter, in form and substance satisfactory to the Administrative Agent;

(2) Promptly, copies of all regular, periodic and special reports which American Vanguard or any of its Subsidiaries files, or is required to file, with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

(3) Promptly, such additional financial and other information, including, without limitation, financial statements of the Borrower, any Guarantor or any other Affiliate of the Borrower or any Guarantor, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

9(c) Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Administrative Agent for the payment thereof in the event American Vanguard or any of its Subsidiaries is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by such Person.

9(d) Maintenance of Existence and Properties. Maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law. Any violation of a Requirement of Law shall be corrected within thirty (30) days (or such other period as agreed upon by the Lenders) of the earlier of receipt of a citation or knowledge of such violation by the Borrower or any Guarantor.

9(e) Inspection of Property; Books and Records; Discussions. Subject to the provisions of Paragraph 13(r) below, permit representatives and independent contractors of the Administrative Agent and each of the Lenders to visit and inspect any of its properties to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent and any Lender (and any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

9(f) Notices. Give prompt written notice to the Administrative Agent of:

(1) The occurrence of any Potential Default or Event of Default;

(2) The use of any fictitious trade style, indicating the trade style and state(s) of its use;

(3) Any litigation or proceeding affecting American Vanguard or any of its Subsidiaries which could have a Material Adverse Effect; and

(4) The occurrence of any other event that has a Material Adverse Effect.

9(g) Expenses. Pay or reimburse all costs and expenses required to be paid pursuant to Section 13(l) of this Agreement. The obligations of the Borrower and Guarantors under this Paragraph 9(g) shall be effective and enforceable whether or not any Loan is funded hereunder and shall survive payment of all other Obligations.

9(h) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents to which it is a party.

9(i) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, product liability insurance with a coverage amount of not less than $20,000,000.00, and furnish the Administrative Agent on request full information as to all such insurance. The Administrative Agent for the benefit of the Lenders shall be named as loss payee and an additional insured on all policies of insurance maintained as required hereunder.

9(j) Environmental Compliance.

(1) Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.

(2) Give prompt written notice to the Administrative Agent, but in no event later than ten days after becoming aware, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against American Vanguard or any of its Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of American Vanguard or any of its Subsidiaries that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.

(3) Upon the written request of the Administrative Agent, each of the Borrower and the Guarantors shall submit to the Administrative Agent, at the Borrower’s or such Guarantor’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this section.

(4) At all times indemnify and hold harmless the Administrative Agent and the Lenders from and against all liability arising out of any Environmental Claims, except those Environmental Claims caused as a primary and direct result of the gross negligence or willful misconduct of the Administrative Agent or any of the Lenders.

9(k) ERISA. Furnish to the Administrative Agent:

(1) Promptly and in any event within ten (10) days after the Borrower or a Guarantor knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of the Borrower or such Guarantor setting forth details as to such Reportable Event and the action which the Borrower or such Guarantor proposes to take with respect thereto;

(2) Promptly and in any event within ten (10) days after the Borrower or a Guarantor knows or has reason to know of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by the Borrower, any Guarantor or any ERISA Affiliate, a statement of the chief financial officer of the Borrower or such Guarantor describing such condition;

(3) At least ten (10) days prior to the filing by a plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(4) Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Borrower, a Guarantor or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(5) Promptly and in any event within ten (10) days after the Borrower or any Guarantor knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower or such Guarantor describing such event or condition;

(6) Promptly and in no event more than ten (10) days after receipt thereof by the Borrower, any Guarantor or any ERISA Affiliate, a copy of each notice received by the Borrower, such Guarantor or ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and

(7) Promptly after receipt thereof a copy of any notice the Borrower, any Guarantor or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this subparagraph (7) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

9(l) Permitted Hedges. Until the third annual anniversary after the Closing Date, maintain in effect Permitted Hedges that are interest rate swap agreements for a notional amount not less than one-half of the principal amount of the Term Loans from time to time outstanding and that are otherwise acceptable to the Administrative Agent.

10. Negative Covenants. The Borrower and each Guarantor hereby agrees that, as long as any Obligations remain unpaid or any Lender has any obligation to advance its Percentage Share of Loans or issue Letters of Credit hereunder, neither the Borrower nor any Guarantor shall, nor will it permit any of its Subsidiaries, directly or indirectly to:

10(a) Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral except Liens in favor of the Administrative Agent for the benefit of the Lenders, or create, incur, assume or suffer to exist any Lien upon any of its other property and assets except:

(1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided that the Borrower or the relevant Guarantor shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the Borrower’s or the relevant Guarantor’s business;

(3) Purchase money security interests for property, conditional sale agreements, or other title retention agreements; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired in connection with the grant of such security interest; and

(4) Other Liens securing Indebtedness permitted under Paragraph 10(b)(5) below.

10(b) Indebtedness. Create, incur, assume or suffer to exist, or otherwise become or be liable, or cause any Subsidiary to create, incur, assume or suffer to exist, or otherwise become or be liable, in respect of any Indebtedness except:

(1) The Obligations;

(2) Indebtedness reflected in the financial statements referred to in Paragraph 8(a) above;

(3) Trade accounts payable and accrued obligations incurred in the ordinary course of business;

(4) Indebtedness secured by Liens permitted under Paragraph 10(a)(1), (2) and (3) above; and

(5) Other Indebtedness in an aggregate amount of not more than $4,000,000.00 at any time outstanding.

10(c) Consolidation and Merger. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination, except that (1) the Borrower may consolidate or merge if the Borrower is the surviving entity; (2) any Domestic Wholly Owned Subsidiary may merge with another Domestic Wholly Owned Subsidiary, (3) any Foreign Wholly Owned Subsidiary may merge with another Foreign Wholly Owned Subsidiary and (4) any Immaterial Subsidiary (other than a Material Foreign Subsidiary) may liquidate, dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination.

10(d) Acquisitions. Make any Acquisitions other than (1) Acquisitions permitted pursuant to Paragraphs 10(e) and 10(k) below, and (2) Permitted Acquisitions; provided, that (i) at least seven (7) Business Days prior to consummating a Permitted Acquisition the Borrower shall deliver or cause to be delivered to the Administrative Agent a Compliance Certificate prepared on a Pro Forma Basis and projections, each in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to such Acquisition, no Potential Default or Event of Default will have occurred or is reasonably expected to occur prior to repayment in full of the Loans on the Revolving and Term Loan Maturity Dates and (ii) concurrently with such Acquisition, the Borrower shall deliver or cause to be delivered to the Administrative Agent any Loan Documents required by this Agreement and the other Loan Documents, including, without limitation, pursuant to Paragraph 6(b) above.

10(e) Investments; Advances. Make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, except that.

(1) the Guarantors and the Domestic Wholly-Owned Subsidiaries of the Borrower and the Guarantors may make loans and advances in the ordinary course of business to the Borrower; provided that any promissory notes evidencing such intercompany loans advances shall be pledged and delivered to the Administrative Agent under the Security Documents;

(2) the Borrower, the Guarantors and their Subsidiaries may establish and make additional investments in Domestic Wholly Owned Subsidiaries that are Guarantors and in Immaterial Subsidiaries (other than Material Foreign Subsidiaries);

(3) the Borrower, the Guarantors and their Subsidiaries may establish and make investments in Material Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000;

(4) the Borrower, the Guarantors and their Subsidiaries may make investments in Cash Equivalents; and

(5) the Borrower, the Guarantors and their Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write downs or write offs) shall not exceed $500,000

10(f) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value.

10(g) ERISA.

(1) Terminate or withdraw from any Plan so as to result in any material liability to the PBGC;

(2) Engage in or permit any person to engage in any Prohibited Transaction involving any Plan which would subject the Borrower to any material tax, penalty or other liability;

(3) Incur or suffer to exist any material Accumulated Funding Deficiency, whether or not waived, involving any Plan;

(4) Allow or suffer to exist any event or condition which presents a risk of incurring a material liability to the PBGC;

(5) Amend any Plan so as to require the posting of security under section 401(a)(29) of the Code; or

(6) Fail to make payments required under section 412(m) of the Code and section 302(e) of ERISA which would subject the Borrower to any material tax, penalty or other liability.

10(h) Financial Covenants.

(1) Permit the Consolidated Funded Debt Ratio as of the end of any fiscal quarter to exceed the ratio set next to such fiscal quarter below:

As of the following date:	Not permit the ratio to exceed:
As of the last day of any fiscal quarter ending on or prior to September 30, 2005	3.00 to 1.00

As of December 31, 2005 and the last day of each fiscal quarter thereafter until and including December 31, 2006	2.75 to 1.00

As of the last day of any fiscal quarter thereafter	2.50 to 1.00

(2) Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.35 to 1.00.

(3) Permit the Modified Current Ratio as of the last day of any fiscal quarter to be less than 1.75 to 1.00.

10(i) Capital Expenditures. Permit American Vanguard and its Subsidiaries, on a consolidated basis, to make Capital Expenditures in any fiscal year in an aggregate amount in excess of $12,000,000. If Capital Expenditures made in any year are less than such sum, the differential will not increase the amount of Capital Expenditures that may be made in any succeeding year.

10(j) Hedge Agreements. Except for Permitted Hedges maintained pursuant to Paragraph 9(l) above, enter into any Other Hedging Agreements.

10(k) Transactions with Affiliates; Creation of Subsidiaries.

(1) Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s and Guarantors’ business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than would be obtainable in a comparable arms-length transaction;

(2) Establish, create, acquire or suffer to exist any Subsidiaries (except Immaterial Subsidiaries that are not Material Foreign Subsidiaries) other than Domestic Wholly Owned Subsidiaries that are Guarantors.

11. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

11(a) The Borrower shall fail to pay any principal on the Loans on the date when due or fail to pay within five days of the date when due any other Obligation under the Loan Documents; or

11(b) Any representation or warranty made by the Borrower or any Guarantor in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

11(c) Except as otherwise permitted under this Agreement, the Borrower or any Guarantor shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraph 9(d) or Paragraph 10 above or in any Security Document; or

11(d) The Borrower or any Guarantor shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days following notice thereof given by the Administrative Agent; or

11(e) The Borrower or any Guarantor shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

11(f) (1) The Borrower, any Guarantor or any of their respective Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Guarantor or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Borrower, any Guarantor or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Borrower, any Guarantor or any of their respective Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Borrower, any Guarantor or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Borrower, any Guarantor or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

11(g) (1) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; or (2) a notice of intent to terminate a Plan under section 4041 of ERISA shall be filed; or (3) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or (4) any other event or condition shall exist which might, in the opinion of the Administrative Agent, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (5) the Borrower, any Guarantor or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances which the Administrative Agent determines could have a Material Adverse Effect; or

11(h) One or more judgments or decrees shall be entered against the Borrower, any Guarantor or any of their respective Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

11(i) The Borrower or any Guarantor shall voluntarily suspend the transaction of business for more than five days in any calendar year; or

11(j) Any Guarantor shall fail to observe or comply with any term or condition of its Guaranty or Guarantor Security Agreement or shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise; or

11(k) An event shall occur that has a Material Adverse Effect;

THEN, automatically upon the occurrence of an Event of Default under Paragraph 11(f) above, and, in all other cases, the Administrative Agent may and, at the option of the Required Lenders, shall:

(i) Terminate the agreement of the Lenders to extend credit to or for the account of the Borrower pursuant to this Agreement.

(ii) Declare the Loans and/or L/C Obligations to be immediately due and payable and/or require that the L/C Obligations be Cash Collateralized without demand upon or presentment to the Borrower or any other Person, all of which are expressly waived hereby.

(iii) Exercise any rights and remedies under this Agreement, the Security Documents and the other Loan Documents.

(iv) Exercise any other rights and remedies available under law or any other agreement.

12. The Administrative Agent.

12(a) Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of the West to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Paragraph 12 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

12(b) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12(c) Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(1) Shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(2) Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(3) Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Paragraph 7 above or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12(d) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12(e) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Paragraph 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12(f) Resignation by and Removal of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower, and the Required Lenders may remove the Administrative Agent. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in California, or an Affiliate of any such bank with an office in California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Administrative Agent gives notice of its resignation or is notified of its removal, then the retiring or removed Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Paragraph 12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

12(g) Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12(h) Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, (1) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if the release of such Lien is otherwise permitted by this Agreement or (iv) if approved, authorized or ratified in writing in accordance with Section 13(b)(9); (2) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement; and (3) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Paragraph 12(h).

13. Miscellaneous Provisions.

13(a) Binding on Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Paragraph 13(b) of this Agreement, (ii) by way of participation in accordance with the provisions of this Agreement or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Agreement (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Paragraph 13(q) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13(b) Amendment. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Required Lenders, the Administrative Agent and, except in the case of a waiver, the Borrower and, as applicable, the Guarantors; provided, however, that, except as expressly as provided in the following clauses, the agreement of the Required Lenders shall not be required and no amendment or waiver shall be effective to (1) waive any condition set forth in Paragraph 7(a) without the written consent of all the Lenders, (2) extend or increase or reinstate any Delayed Draw Commitment or Revolving Commitment of a Lender without the consent of such Lender, (3) postpone any date fixed by this Agreement or any Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the Loan Documents without the written consent of each Lender directly affected thereby; (4) reduce the principal of, or the rate of interest specified hereon on, any Loan or L/C Borrowing (except the Default Rate) or any fees or other amounts payable hereunder or any other Loan Documents without the written consent of each Lender directly affected thereby, (5) extend the Revolving Loan Maturity Date or Delayed Draw Availability Expiration Date without the consent of all the Lenders, (6) except as provided in Paragraph 4(h), 5(h) or 13(q), modify any Lender’s Percentage Share without the consent of all the Lenders, (7) modify any provision of the Loan Documents requiring all of the

Lenders to act without the consent of each Lender, (8) modify the definition of “Required Lenders” without the consent of each Lender, (9) except as may otherwise be expressly permitted by this Agreement, release all or substantially all of the Guarantors or the Collateral or Subsidiary Guaranties except upon final payment in full of the Obligations secured thereby without the consent of each Lender holding such Obligations, (10) amend this Paragraph 13(b) without the consent of each Lender or (11) except as provided in Paragraph 5(h), increase the Aggregate Delayed Draw Commitments or Aggregate Revolving Commitments without the consent of each Lender; provided however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) any letter between the Administrative Agent or the Issuing Bank and the Borrower relating to fees payable to it may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Lender in default of its obligations under this Agreement shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

13(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Administrative Agent and the Lenders hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements with the Borrower and any of such Persons relating hereto, at law, in equity or otherwise. Any delay or failure by the Administrative Agent or the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by such Persons, and no single or partial exercise by any of such Persons of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

13(d) Survival. All representations, warranties, covenants and agreements herein contained on the part of the Borrower shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

13(e) Notices.

(1) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subparagraph (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to (i) if to the Borrower, the Administrative Agent or the Issuing Bank, the addresses of the parties set forth on Schedule 1 to this Agreement, as the same may be modified from time to time in accordance with this Agreement and (ii) if to a Lender, to such address (or telecopier number) on Schedule 1 or as set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent with confirmation of successful transmission or delivery (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subparagraph (2) below, shall be effective as provided in said subparagraph (2).

(2) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Paragraph by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(3) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its choice of law rules.

13(g) Counterparts; Integration; Effectiveness, Etc..

(1) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements referencing this Agreement with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Paragraph 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(2) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13(h) Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

13(i) Consent to Jurisdiction, Waiver of Venue; Service of Process.

(1) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of California sitting in Los Angeles County and of the United States District Court of the Southern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction

(2) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subparagraph (1) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(3) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Paragraph 13(e). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

13(k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

13(l) Expenses, Indemnity; Damages Waiver.

(1) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Paragraph 13(l), or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(2) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable allocated fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claims related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that result from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.

(3) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subparagraph (1) or (2) of this Paragraph to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank Lender or any Related

Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement.

(4) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Paragraph 13(l)(2) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This subparagraph (4) shall not apply to losses, claims, damages and liabilities that (x) result from the gross negligence or willful misconduct of any Indemnitee or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.

(5) Payments. All amounts due under this Paragraph 13(1) shall be payable on demand therefor.

13(m) Marshalling; Payments Set Aside. Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders (through the Administrative Agent), or the Administrative Agent on behalf of the Lenders enforces their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

13(n) Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing

Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Paragraph 13(n) are in addition to other rights and remedies (including other rights of setoff) that such Lender and the Issuing Bank may have. Each Lender and the Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

13(o) Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

13(p) No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. None of the Administrative Agent, the Borrower, the Guarantors or any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

13(q) Assignments and Participations.

(1) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 each of the Administrative Agent and, so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to this Paragraph, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Paragraphs 4(c), 4(d), 4(g) and 13(l) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Paragraph 13(q).

(2) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(3) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (i) forgive principal or interest on any Loan, (ii) postpone any date fixed for the payment of principal of, or interest on, any Loan, (iii) decrease the rates at which interest or fees payable to such Lender are payable or (iv) release of all or substantially all of the Collateral. Subject to subparagraph (5) of this Paragraph, the Borrower agrees that each Participant shall be entitled to the benefits of Paragraphs 4(c), 4(d) and 4(g) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Paragraph. To the extent permitted by law, each Participant also shall be entitled to the benefits of Paragraph 13(n) as though it were a Lender, provided such Participant agrees to be subject to Paragraph 13(h) as though it were a Lender.

(4) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Paragraphs 4(c), 4(d) and 4(g) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Paragraph 4(g) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Paragraph 4(g) as though it were a Lender.

(5) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13(r) Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Paragraph 13(r).

For purposes of this Paragraph 13(r), “Information” means all information received from American Vanguard or any of its Subsidiaries relating to American Vanguard or any of its Subsidiaries or any of their respective businesses; provided, however that “Information” does not mean such Information as (x) becomes publicly available other than as a result of a breach of this Paragraph 13(r) or other violation by a Lender, Issuing Bank, Administrative Agent of any other obligation or duty of confidentiality or (y) is or becomes available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis from a source other than American Vanguard and its Subsidiaries.

13(s) USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

13(t) Other Interpretative Provisions. The definitions of terms shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referred to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Paragraphs, Sections, Subparagraphs, Exhibits and Schedules shall be construed to refer to Paragraphs, Sections, Subparagraphs, Exhibits and Schedules to this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

13(u) Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent except as may be otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Administrative Agent shall so request, the Lenders and the Administrative Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

13(v) Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

13(w) Amendment of Security Documents; Effect of Amendment and Restatement.

(1) For purposes of loans, letters of credit and other obligations of the Borrower and Guarantors outstanding under the Existing Credit Agreement as of the Closing Date, this Agreement replaces the Existing Credit Agreement and other loan documents thereunder (the “Existing Loan Documents”) only to the extent inconsistent therewith. All such loans, letters of credit and obligations shall remain outstanding under this Agreement, bearing interest and being payable as set forth in this Agreement beginning as of the Closing Date but being construed as having been incurred when and as incurred under the Existing Credit Agreement. All references to the Existing Credit Agreement and to the terms thereof contained in the Existing Loan Documents shall be construed as references to this Agreement and to the correlative terms hereof. Without limiting the generality of the foregoing, all Loan Documents providing for Collateral securing or guarantying (or in effect guarantying) the “Obligations” shall, from and after the Closing Date, be read to secure the “Secured Obligations.” Each of the parties hereto agrees that the grant of the security interests in the Collateral pursuant to the Security Documents is not intended to, nor shall it be construed, as constituting a release of any prior security interests granted by the Borrower or any Subsidiary of the Borrower in favor of the Administrative Agent in or to any Collateral but is intended to constitute a restatement and confirmation of prior security interests together with a grant of a security interest in any additional Collateral contemplated by the Loan Documents.

(2) On the Closing Date, and without regard to any provisions of Paragraph 13(q) above to the contrary, Lenders holding Loans and risk participations in Letters of Credit under the Existing Credit Agreement shall concurrently make assignments, and Lenders shall make purchases, thereof in amounts such that, after giving effect thereto, all Loans and risk participations under this Agreement are held by the Lenders proportionately as contemplated by this Agreement.

14. Definitions. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or any other Loan Document made or delivered pursuant hereto. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Accumulated Funding Deficiency” shall mean a funding deficiency described in section 302 of ERISA.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Closing Date, by American Vanguard or any of its Subsidiaries which, directly or indirectly, acquires (a) any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger, or otherwise or (b) in one transaction or as the most recent transaction in a series of transactions a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Consolidated EBITDA” shall mean, for any period with respect to American Vanguard and its Subsidiaries, Consolidated EBITDA during such period minus Maintenance CAPEX during such period minus taxes paid during such period minus Distributions made during such period.

“Adjusted CPLTD” shall mean, as of the last day of any fiscal quarter with respect to American Vanguard and its Subsidiaries, (i) the Current Portion of Consolidated Funded Indebtedness plus (ii) the Current Portion of Capital Lease Obligations plus (iii) the Current Portion of Amounts Outstanding Under Product Acquisition Agreements plus (iv) Consolidated Interest Expense paid during the four quarters just ended.

“Adjusted LIBOR” shall mean, with respect to any LIBOR Loan for the Interest Period applicable to such LIBOR Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Adjusted LIBOR =	LR
1-LRP

where

LR = LIBO Rate
LRP = LIBOR Reserve Percentage

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form and substance satisfactory to the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Delayed Draw Commitments” shall mean the Delayed Draw Commitments of all of the Lenders.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders.

“Aggregate Commitments” shall mean the sum of the Aggregate Delayed Draw Commitments and Aggregate Revolving Commitments.

“Agreement” shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

“American Vanguard” shall mean American Vanguard Corporation, a Delaware corporation, the sole shareholder of the Borrower.

“Amounts Outstanding Under Product Acquisition Agreements” of a Person shall mean (a) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (b) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property (including, without limitation, intellectual property) or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), and (c) all such obligations of others guaranteed by such Person or for which such Person has granted a Lien on its assets as security for the payment thereof.

“Applicable Rate” shall mean, from time to time, the following percentages per annum as set forth below: “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate delivered pursuant to Paragraph 9(a):

Applicable Rate
Pricing Level	Consolidated Funded Debt Ratio	Commitment Fee	LIBOR Rate +	Prime Rate +
			Standby Letter of Credit Fees
1	≥2.50:1.00	0.300%	2.500%	0.250%
2	<2.50 :1.00 but ≥2.00:1.00	0.250%	2.250%	0.000%
3	<2.00 :1.00 but ≥1.50:1.00	0.200%	2.000%	0.000%
4	<1.50	0.150%	1.750%	0.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Funded Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Paragraph 9(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the first date on which there is a change in the Applicable Rate pursuant to the preceding sentence shall be determined based upon Pricing Level 3.

“Approved Bank Fund” shall mean any Person (other than a nature person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is an Affiliate of an existing Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Paragraph 13(q)) and accepted by the Administrative Agent, substantially in the form attached hereto as Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Liabilities, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” shall mean any of the chief financial officer, executive vice president—finance, president, chief executive officer or chief operating officer of the Borrower or a Guarantor, as applicable.

“Borrowing” shall mean a borrowing of Loans.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures by a Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person less net proceeds from sales of fixed or capital assets received by such Person or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by a Person or an Affiliate of such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease” shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” shall mean the Attributable Indebtedness with respect to Capital Leases.

“Cash” shall mean money, currency or a credit balance in any demand, deposit or securities account.

“Cash Collateral” shall mean Collateral comprised of cash or Cash Equivalents.

“Cash Collateralize” shall have the meaning set forth in Paragraph 3(g) above.

“Cash Equivalents” shall mean:

(a) short-term obligations of, guaranteed by, or backed by the full faith and credit of, the United States of America;

(b) investments in commercial paper with a maturity date not more than 45 days from the date of purchase rated A-1 or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto, or P-1 or better from Moody’s Investors Service, Inc. or any successor thereto;

(c) demand deposit accounts maintained in the ordinary course of business, certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) of this definition.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority

“Closing Date” shall mean the date on which the Administrative Agent shall have acknowledged in writing that all the conditions precedent in Paragraph 7(a) have been satisfied or waived in accordance with this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder as from time to time in effect.

“Collateral” shall mean the personal property (tangible and intangible) and fixtures which are covered by the Security Agreement.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit G hereto of an Authorized Officer of the Borrower, (i) stating that any financial statements delivered therewith in accordance with Paragraph 9(a) above are presented fairly in accordance with GAAP, (ii) confirming that, as of the last day of fiscal period covered by such financial statements, all representations and warranties (except those that specifically relate to a specific date) of the Borrower set forth in the Loan Documents are true and accurate in all material respects, (iii) setting forth detailed calculations of the financial covenants of the Borrower in Paragraph 10(j) above evidencing compliance with the terms thereof, and (iv) stating that, to his knowledge, there does not exist a Potential Default or an Event of Default hereunder.

“Consolidated EBITDA” shall mean, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by American Vanguard and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash charges and (v) losses on the sale of fixed assets. Extraordinary items and gains (but no losses) on (and proceeds from) sales or dispositions of assets outside of the ordinary course of business shall be excluded in the calculation of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of the end of any fiscal quarter, the ratio of: (a) Adjusted Consolidated EBITDA during the four fiscal quarters just ended to (b) Adjusted CPLTD as of such date.

“Consolidated Funded Debt Ratio” shall mean, as of the last day of any fiscal quarter of American Vanguard, the ratio of (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the four fiscal quarters just ended.

“Consolidated Funded Indebtedness” shall mean, for any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances constituting a portion of the purchase price for goods to be delivered), all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interests charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others that is of the type described in other clauses of this definition and is Guaranteed or secured by assets of such Person, (g) all Contingent Obligations of such Person, (h) all Capital Lease Obligations of such Person and all Attributable Indebtedness of such Person in respect of Off-Balance Sheet Liabilities, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Consolidated Funded Indebtedness of any Person includes the Consolidated Funded Indebtedness of any other Person in which such Person is a general partner or joint venturer unless such Consolidated Funded Indebtedness is expressly non-recourse to such Person.

“Consolidated Interest Expense” shall mean, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments and debt discount of American Vanguard and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, for American Vanguard and its Subsidiaries on a consolidated basis, the net income of American Vanguard and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Contact Office” shall mean the office of the Administrative Agent located at California Plaza, 300 South Grand Avenue, SC-CAL-05-F, Los Angeles, CA 90071, Attention: Agency Services, or such other office as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.

“Continuation or Conversion Request” shall mean a Continuation or Conversion Request substantially in the form of Exhibit H hereto.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Current Liability” shall have the meaning given such term in accordance with GAAP, but shall not include Revolving Loans.

“Current Portion” of any liability shall mean that portion of such liability which is required to be shown as a Current Liability on the balance sheet in accordance with GAAP.

“Default Rate” shall have the meaning given such term in Paragraph 4(j) above.

“Delayed Draw Availability Expiration Date” shall mean the Term Loan Maturity Date.

“Delayed Draw Commitment” shall mean, as to each Lender, its obligation to make Delayed Draw Loans to the Borrower pursuant to Paragraph 2(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including, without limitation, pursuant to Paragraph 5(i).

“Delayed Draw Loan” shall have the meaning given to such term in Paragraph 2(b).

“Directions for Payment” shall mean a direction substantially in the form of Exhibit I to this Agreement.

“Distribution” shall mean, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to its equity holders or authorized or made any other distribution, payment or delivery of property (other than Equity Interests of such Person) or cash to its equity holders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of its capital Equity Interests outstanding on and after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests) or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any of the Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to such Equity Interests). Without limiting the generality of the foregoing, “Distribution” shall include all payments made or required to be made by a Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Domestic Subsidiaries” shall mean all Subsidiaries of a Person incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Wholly Owned Subsidiary” shall mean any Domestic Subsidiary of a Person that is a Wholly Owned Subsidiary of such Person.

“Eligible Assignee” shall mean (i) a Lender, (b) an Affiliate of a Lender, (iii) an Approved Bank Fund, and (iv) any other Person (other than a natural person) approved by (a) the Administrative Agent, (b) the Issuing Bank, and (c) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claims” shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (i) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by the Borrower, or (ii) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requested, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Environmental Permits” shall have the meaning given such term in Paragraph 8(o) above.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” shall mean, in respect of any Person, any offering, issuance, sale or distribution of any Equity Interest (other than pursuant to any employee stock or stock option compensation plan) in such Person, regardless of whether authorized as of the Closing Date or registered on any securities exchange.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder as from time to time in effect.

“ERISA Affiliate” shall mean each trade or business, including the Borrower, whether or not incorporated, which together with the Borrower would be treated as a single employer under section 4001 of ERISA.

“Event of Default” shall have the meaning given such term in Paragraph 11 of this Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Paragraph 4(h) above) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Paragraph 4(h) above, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Paragraph 4(h).

“Existing Credit Agreement” shall have the meaning given such term in the Recitals to this Agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of the West on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean, at any time, any Subsidiary of the Borrower organized under the laws of a country or subdivision of a country other than the United States, its possessions and territories.

“Foreign Wholly Owned Subsidiary” shall mean any Wholly Owned Subsidiary that is a Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

“GemChem” shall mean GemChem, Inc., a California corporation and a wholly owned Subsidiary of American Vanguard.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Security Agreement” shall mean a security agreement in the form of that attached hereto as Exhibit B that, except in the case of the Initial Security Documents, is modified specifically to refer to this Agreement, the Administrative Agent, the Secured Obligations and as otherwise appropriate to accommodate reference to this Agreement.

“Guarantors” shall mean, severally, each of American Vanguard, GemChem, 2110 Davie and each other Person that, from time to time, executes and delivers a Guaranty in accordance with the terms of this Agreement.

“Guaranty” shall mean a guaranty in the form of that attached hereto as Exhibit C that, except in the case of the Initial Security Documents, is modified specifically to refer to this Agreement, the Administrative Agent, the Secured Obligations and as otherwise appropriate to accommodate reference to this Agreement.

“Hazardous Materials” shall mean:

(a) “Hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” and similar items defined in any of the Environmental Laws;

(b) Any pollutant or contaminant, or hazardous, dangerous or toxic chemical, material, waste or substance (“pollutant”) which Environmental Laws prohibit, limit or otherwise regulate as to use, exposure, release, generation, manufacture, sale, transport, handling, storage, treatment, reuse, presence, disposal or recycling;

(c) Petroleum, crude oil or any fraction of petroleum or crude oil;

(d) Any radioactive material, including any source, special nuclear or by-product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof;

(e) Asbestos-containing materials in any form or condition; and

(f) Polychlorinated biphenyls.

“Hedge Obligations” shall mean all unpaid obligations of the Borrower in respect of Permitted Hedges, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other monetary obligations of the Borrower in respect of Permitted Hedges.

“Honor Date” shall have the meaning set forth in Paragraph 3(c)(1) above.

“Immaterial Subsidiary” shall mean, at any time any Subsidiary of American Vanguard or any of its Subsidiaries that (a) when consolidated (together with its Subsidiaries) with American Vanguard and its Subsidiaries does not cause the consolidated net assets of American Vanguard owned by Subsidiaries that are not Guarantors to exceed 5% of such consolidated net assets or (b) is a Foreign Subsidiary.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined and all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Security Agreement,” “Initial Security Documents,” “Initial Guarantor Security Agreement,” and “Initial Guaranty” shall have the meanings set forth in Paragraph 6(a) above.

“Initial Term Loans” shall have the meaning given such term in Paragraph 2(a) of this Agreement.

“Interest Period” shall mean with respect to any Loan which is being maintained as a LIBOR Loan, the period commencing on the date such Loan is advanced and ending one, two, three or six months thereafter, as designated in the related Loan Request or Continuation or Conversion Request; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless by such extension it would fall in another calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end shall, subject to the provisions of clause (a) above, end on the last day of such calendar month, and (c) no Interest Period shall end after, in the case of a Loan being maintained as a LIBOR Loan, the regularly scheduled Revolving Maturity Date.

“Interim Date” shall mean June 30, 2004.

“Issuing Bank” shall mean Bank of the West, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as the Issuing Bank hereunder pursuant to Paragraph 12(f) above.

“L/C Advance” shall mean with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Percentage Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” shall mean the Lenders from time to time party hereto and, as the context may require, the Issuing Bank and the Administrative Agent.

“Letter of Credit” shall mean any letter of credit issued hereunder.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” shall mean the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR Business Day” shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

“LIBOR Loans” shall mean Loans outstanding hereunder at such time as they are made and/or being maintained at a rate of interest based upon Adjusted LIBOR.

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by the Administrative Agent to be the rate as of approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers’ Association Interest Settlement Rate for deposits in dollars (as set forth in any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for purposes of displaying such rates) for a period equal to such Interest Period; provided that, to the extent an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by an Affiliate of the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of such Interest Period.

“LIBOR Reserve Percentage” shall mean with respect to an Interest Period for a LIBOR Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” shall mean this Agreement, any notes, the Guaranties, the Security Documents and each other document, instrument or agreement executed by the Borrower or the Guarantor in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Request” shall mean a request for a Loan in substantially the form of Exhibit J attached hereto.

“Loans” shall mean, collectively and severally, the Revolving Loans and the Term Loan.

“Maintenance CAPEX” shall mean Capital Expenditures that American Vanguard and its Subsidiaries reasonably have projected and incurred in the ordinary course of business to replace and maintain their respective properties in substantially the same condition and manner as in effect on the Closing Date. “Maintenance CAPEX” does not include Capital Expenditures projected or incurred that materially expand or improve properties.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations, of either the Borrower or American Vanguard and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any material portion of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Foreign Subsidiary” shall mean, at any time any Foreign Subsidiary of American Vanguard or any of its Subsidiaries that when consolidated (together with its Subsidiaries) with American Vanguard and its Subsidiaries causes the consolidated net assets of American Vanguard owned by Subsidiaries that are not Guarantors to exceed 5% of such consolidated net assets.

“Modified Current Ratio” shall mean, with respect to American Vanguard and its Subsidiaries, as of any date, the ratio of (i) trading accounts receivable and inventory (disregarding any inventory that would result in the ratio of inventory to trading accounts receivable to exceed 1.35 to 1.00) to (ii) the aggregate amount of outstanding Revolving Loans and L/C Obligations.

“Multiemployer Plan” shall mean a Plan described in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Net Cash Proceeds” shall mean, when used in respect of any Equity Offerring, the gross Cash proceeds of such offerring, when and as received, less (i) all direct costs and expenses incurred or to be incurred in connection with such sale, offering or issuance (including, without limitation, reasonable and customary brokerage commissions, underwriting fees, discounts and expenses, legal fees and expenses and similar out-of-pocket costs) and (ii) all Federal, state, local and foreign taxes or levies incurred, paid or assessed, or to be incurred, paid or assessed, in connection with such offering.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower to the Lenders arising out of or related to the Loan Documents, whether principal, interest, fees or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not extended, modified, rearranged, restructured, refinanced or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations or liabilities.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person, (i) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to all amounts or notes receivables sold, transferred or otherwise disposed of by such Person, (ii) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (iii) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such obligation (a) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP or (b) does not (and is not required to) appear as a liability on the consolidated balance sheet of such Person and its Affiliates, but in any case excluding any obligations that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

“Organization Documents” shall mean (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, interest rate swaps or any other derivative or similar agreements or arrangements.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than Excluded Taxes).

“Outstanding” shall mean with respect to Letters of Credit, any Letter of Credit which has not been cancelled, expired unutilized or fully drawn upon.

“Participant” shall have the meaning set forth in Paragraph 13(q).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Percentage Share” shall mean, with respect to any Lender, the percentage of the Aggregate Revolving Commitments, Aggregate Delayed Draw Commitments and Term Loans represented by such Lender’s Revolving Commitment, Delayed Draw Commitment and outstanding Term Loans. If the all of the Aggregate Commitments have terminated or expired, the Percentage Shares shall be determined based on the percentage of the outstanding Loans and participations in L/C Obligations most recently in effect, giving effect to any assignments.

“Permitted Acquisitions” shall mean Acquisitions by American Vanguard and/or one or more of its Subsidiaries for aggregate consideration not to exceed $15,000,000 where:

(a) The Board of Directors or authorized management committee of American Vanguard or of the applicable Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Acquisition;

(b) The business or assets acquired in such Acquisition is or are similar, related, incidental, or complementary to the business of American Vanguard or one or more if its Subsidiaries;

(c) Both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Borrower that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(d) After giving effect to the Acquisition, the Borrower will continue to be compliance with the covenants in this Agreement, determined on a Pro Forma Basis; and

(e) If such Acquisition results in a Subsidiary of American Vanguard being created or acquired (other than an Immaterial Subsidiary), such Subsidiary joins in this Agreement and delivers the Guaranty and other documents required by Paragraph 6(b) of this Agreement.

“Permitted Hedges” shall mean foreign exchange transactions, interest rate transactions, and other over-the-counter derivatives executed by the Borrower with a Lender or an Affiliate of a Lender that are permitted under this Agreement and are entered into in the ordinary course of business for the purpose of hedging currency or interest rate risks of the Borrower and not for speculation.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Borrower or any ERISA Affiliate (and any such plan no longer maintained by the Borrower or any of its ERISA Affiliates) to which the Borrower or any of its ERISA Affiliates has made or was required to make any contributions during the five years preceding the date on which such plan ceased to be maintained.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by Bank of the West as its “price rate”. The Prime Rate is a rate set by Bank of the West based upon various factors including Bank of the West’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, below or above the Prime Rate.

“Prime Rate Loan” shall mean any Loan bearing interest with reference to the Prime Rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant after giving effect to an Acquisition (including pro forma adjustments arising out of events which are directly attributable to the Investment, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with application of GAAP and Requirements of Law; such pro forma adjustments may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments based on reasonable assumptions by an Authorized Officer of the Borrower, together with such other pro form adjustments certified as based on reasonable assumptions by an Authorized Officer of the Borrower using, for purposes of determining such compliance, the historical financial statements of the Borrower, its Subsidiaries and any asset acquired with such Investment).

“Prohibited Transaction” shall mean any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Property” shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Borrower.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Reportable Event” shall mean any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make a payment required by section 412(m) of the Code and section 302(e) of ERISA when due.

“Required Lenders” shall mean not less than two (2) Lenders who, collectively, hold not less than sixty-six and two thirds percent (66.667%) of the Percentage Shares.

“Requirements of Law” shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Commitment,” shall mean, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Paragraph 1(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” shall have the meaning given such term in Paragraph 1(a) of this Agreement.

“Revolving Loan Maturity Date” shall mean the earlier of: (a) five (5) years from the Closing Date or (b) the date the Lenders terminate their obligation to make further Loans hereunder pursuant to Paragraph 11 of this Agreement.

“Secured Obligations” shall mean the Obligations and the Hedge Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Issuing Bank, the Lenders, each Lender party to, and its capacity as counterparty to, Permitted Hedges.

“Security Agreement” shall mean a security agreement in the form of that attached hereto as Exhibit A.

“Security Documents” shall have the meaning set forth in Paragraph 6(a) of this Agreement.

“Solvent” shall mean, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed liabilities evaluated for purposes of Section 101(31) of the United States Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act); (ii) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Statement Date” shall mean December 31, 2003.

“Subsidiary” shall mean with respect to any Person, (a) any corporation more than fifty percent (50%) of the stock of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), and (b) any Person other than a corporation, including, without limitation, any partnership, joint venture or other business combination, whose management and policies are controlled by or under common control with such Person or any of the Subsidiaries of such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning given such term in Paragraph 2 of this Agreement.

“Term Loan Maturity Date” shall mean Revolving Loan Maturity Date.

“Unreimbursed Amount” shall have the meaning set forth in Paragraph 3(c)(1) of this Agreement.

“Wholly Owned Subsidiary” shall mean, as to any Person (a) any corporation 100% of whose Equity Interests (other than director’s and national citizen qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

“2110 Davie” shall mean 2110 Davie Corporation, a California corporation and a wholly owned subsidiary of American Vanguard.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AMVAC CHEMICAL CORPORATION, a California corporation

By:
Name:
Title:

AMERICAN VANGUARD CORPORATION, a Delaware corporation

By:
Name:
Title:

GEMCHEM, INC., a California corporation

By:
Name:
Title:

2110 DAVIE CORPORATION, a California corporation

By:
Name:
Title:

BANK OF THE WEST, as Administrative Agent

By:
Name:
Title:

BANK OF THE WEST, as a Lender

By:
Name:
Title:

HARRIS TRUST AND SAVINGS BANK, as a Lender

By:
Name:
Title:

FIRST BANK & TRUST, as a Lender

By:
Name:
Title: